Exhibit 21

Subsidiaries of HWH International Inc.

HWH International Inc.	Nevada
Health Wealth Happiness Pte. Ltd.	Singapore
Hapi Travel Pte. Ltd.	Singapore
Hapi WealthBuilder Pte. Ltd.	Singapore
HWH Marketplace Pte. Ltd.	Singapore
HWH World Inc.	Republic of Korea
HWH KOR Inc.	Delaware
HWH World Limited	Hong Kong
HWH World Pte. Ltd.	Singapore
HWH World Inc.	Nevada
Hapi Cafe Inc.	Texas
Hapi Cafe Korea Inc.	Republic of Korea
Hapi Cafe SG Pte. Ltd.	Singapore
Alset F&B Holdings Pte. Ltd.	Singapore
Hapi Cafe Sdn. Bhd.	Myanmar
Alset F&B One Pte. Ltd.	Singapore
Alset F&B (PLQ) Pte. Ltd.	Singapore